Exhibit (9)(b)

Consulting Services Agreement between the Trust and PaineWebber
Incorporated

PRIME Asset Consulting

PaineWebber Incorporated

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement ("Agreement") is effective as of January 1, 1996 by and between the Alameda-Contra Costa
Medical Association Collective Investment Trustees for Retirement
Plans (the "Client" or "Trustees") and PaineWebber Incorporated
("PaineWebber" or "Consultant").

WHEREAS, the Client has been established to provide a satisfactory diversification of investments for various Participating Trusts which are IRAs that are exempt from taxation under Section 408(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that are maintained in conformity with
Section 408(a) of the Code, or trusts described in Section 401(a) of the Code that are exempt from taxation under Section 501(a) of the Code and form parts of stock bonus, pension or profit-sharing plans; and

WHEREAS, the Client serves as trustees to a trust which is registered with the Securities and Exchange Commission as an open-end diversified management investment company under the Investment Company Act (the "Trust"); and

WHEREAS, the Client desires the Consultant to perform certain advisory, consulting and reporting services and the Consultant is willing to render such services;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein, the parties hereto hereby agree as follows:

1. Defined Terms

Unless otherwise defined in the Agreement, capitalized terms used in the Agreement have the meanings defined in the Declaration of Trust, dated February 9, 1990, establishing the Trust (the
"Declaration of Trust").

2. Services

PaineWebber will provide the following service(s) as reasonably requested by Client:

 - Quarterly monitoring of the performance of Client's investment managers for up to eight (8) portfolios.

 - Preparation of an asset allocation study and/or investment policy statement(s).

 - Assistance in the search for investment managers.

 - Additional services; including

  (i) assist Client in educating prospective and current participants generally as to the investment objective and policies of Client and the mechanics of investing in the Trust and specifically in relation to the investment objectives and goals of individual participants with respect to investment of retirement assets;

 (ii) assist Client in educating other medical associations as Client and PaineWebber agree to the investment objectives and policies of Client and the mechanics of investing in the Trust;
and

(iii) such other and additional investment consulting and advisory services as may be reasonably requested.

3. Client Information

Client will provide PaineWebber with all pertinent information regarding investment objectives, risk tolerance, asset allocation, historical performance, income and liquidity requirements of Client and prospective and current individual participants as well as any other relevant matters that may from time to time be requested. PaineWebber may rely on the information so provided without further verification. If Client's meeds or objectives change so that the information previously provided is no longer accurate or complete, client agrees to notify PaineWebber promptly about such change and to provide the updated information.

4. Selection and Implementation

Client acknowledges that it has retained, and will exercise, final decision-making authority and responsibility both for the selection of any investment manager(s) as well as for the implementation of any investment plan or strategy resulting from the services provided under this agreement.

5. Information Provided

Any information provided by PaineWebber which has been obtained, computed, formatted or displayed by outside sources is believed accurate by may not have been independently verified by PaineWebber and is not guaranteed or warranted. Of course, information regarding past performance is not a guarantee of future results. Any non-public information provided by either party to the other will be considered confidential.

6. Fees

Client shall pay PaineWebber $72,000 per annum, payable annually after the close of the calendar year by invoice from PaineWebber.

Invoices for fees shall be payable within thirty (30) days of receipt. Any dollar amount paid by Client, as specifically directed by Client's investment managers as "soft dollars" for brokerage and execution services in accordance with a letter of direction from Client, a copy of which shall be provided to PaineWebber during the calendar year, shall be credited against PaineWebber's fees at a rate of 50%. Such brokerage and execution services shall be charged generally at six cents ($0.06) per share. The minimum commission for any equity transaction shall not be less than $75. If Client uses directed brokerage commissions to pay Consultant, Consultant may receive commissions in excess of the amount needed to pay Consultant's fee hereunder. Any excess amount generated for one calendar year shall not be carried forward to apply to future years.

7. Representations

PaineWebber represents that it is a registered investment adviser under the Investment Advisers Act of 1940 and that it is authorized and empowered to enter into this agreement.

Client represents that it is authorized and empowered to enter into this agreement. If this agreement in being signed on behalf of a corporation, trust, partnership or other business or legal entity, it is represented that applicable law and/or governing documents both authorize and permit this agreement and provide for the authority of the person signing this agreement.

8. Termination

Client may terminate this agreement within five business days of its signing and receive a full refund of all fees paid to by PaineWebber. Thereafter, Client or PaineWebber may terminate this agreement by notifying the other in writing and termination will become effective sixty (60) day after receipt of such notice. However, termination will not affect Client responsibilities under this agreement for fees owed as a result of services rendered or cost incurred by PaineWebber. Upon termination, PaineWebber will have no further obligation under this agreement to act or advise Client with respect to its assets.

9. Additional Contractual Matters

This agreement represents the entire understanding with regard to the matters specified here, and any changes must be in writing. If any part of this agreement is found to be invalid or unenforceable, it will not affect the validity or enforceability of the remainder of the agreement. This agreement is made and will be interpreted under the laws of the State of California provided that there is no inconsistency with the federal securities laws. PaineWebber may not assign this agreement without Client consent.

All written communication from client regarding the matters covered by this agreement shall be sent to Client's Investment Executive unless Client is specifically directed otherwise. All such written communication to Client shall be sent to the address contained in the records at PaineWebber.

This agreement only governs the services and fees specified herein, and it shall not affect or be applicable to any other services provided to Client or any related person or entity by PaineWebber pursuant to separate agreement or understanding. Any other services provided to Client will be subject to separate fees or charges.

10. Arbitration

 - Arbitration is final and binding on the parties.
 - The parties are waiving their right to seek remedies in court including the right to jury trial.
 - Pre-arbitration discovery is generally more limited than and different from court proceedings.
 - The arbitrator's award is not required to include factual findings or legal reasoning and any party's right to appeal or to seek modification of rulings by the arbitrators is strictly limited.
 - The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

Client agrees, and by carrying an account for you PaineWebber agrees, that any and all controversies which may arise between Client and PaineWebber concerning any account, transaction, dispute or the construction, performance, or breach of this or any other agreement, whether entered into prior, on or subsequent to the date hereof, shall be determined by arbitration. Any arbitration under this agreement shall be held under and pursuant to and be governed by the Federal Arbitration Act, and shall be conducted before an arbitration panel convened by the New York Stock Exchange, Inc. or the National Association of Securities Dealers, Inc. Client may also select any other national security exchange's arbitration forum upon which PaineWebber is legally required to arbitrate the controversy with Client, including, where applicable, the Municipal Securities Rulemaking Board.
Such arbitration shall be governed by the rules of the organization convening the panel. Client may elect in the first instance the arbitration forum, but if Client fails to make such election, by registered letter or telegram addressed to PaineWebber at PaineWebber's main office, before the expiration of five (5) days after receipt of a written request from PaineWebber to make such election then PaineWebber may make such election. The award of the arbitrators, or of the majority of them, shall be final, and judgment upon the award rendered may be entered in any court of competent jurisdiction.

No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action; who is a member of a putative class who has opted out of the class with respect to any claims encompassed by the putative class action until:(I) the class certification is denied; (II) the class is discertified; or (III) the customer is excluded from the class by the court. Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this agreement except to the extent stated herein.

Client expressly agrees that service of process in any action shall be sufficient if served by certified mail, return receipt requested, at Client's last address known to PaineWebber. Client expressly waives any defense to service of process set forth above.

By signing this Agreement, Client hereby agrees to be bound by the terms and conditions herein, including the arbitration clause in section 10, and acknowledges receipt of both a copy of the agreement and a copy of PRIME's investment advisory disclosure document.


Agreed to the 22nd day of February 1996


AGREED TO:

Name of Client: Alameda-Contra Costa Medical Association
Collective Investment Trust for Retirement Plans

BY: (If more than one, all principals must sign.  If any
signatory is a fiduciary, the capacity in which he/she is acting should be indicated.)

(Signature) Robert E. Gwynn  Date: 2-22-96 Title: Chairman,
                                           Supervisory Committee

(Signature) William N. Guertin Date: 2-22-96 Title: Executive
                                                    Director

(Signature) Lawrence R. Mello Date: 2-22-96 Title: Administrator


AGREED TO:

PRIME Asset Consulting
PaineWebber Incorporated

BY:

(Signature) Vic Perella Date: 2-20-96 Title: Senior Vice
                                             President